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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Major Creations Incorporated

 (Exact name of registrant as specified in its charter)

Nevada

98-0420577

 (State of incorporation or organization)

(I.R.S. Employer Identification No.)

57113, 2020 Sherwood Drive, Sherwood Park , Alberta                                           T8A 5L7

 (Address of principal executive offices)

(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which Each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    [X]

Securities Act registration statement file number to which this form relates:

333-122870 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock

                                                                                 (Title of Class)

                                                                                 (Title of Class)

Item 1.

Description of Registrant’s Securities to be Registered.

Common Stock

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock with $0.001 par value.  We are not authorized to issue any series or shares of preferred stock. Each record holder of common stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote.  Cumulative voting for the election of directors is not permitted by the By-Laws of Major Creations.

Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of Major Creations, holders are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation.  Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights.  To the extent that additional shares of Major Creations’ common stock are issued, the relative interest of then existing stockholders may be diluted.

Item 2.

Exhibits

Number	Description
3.1	Articles of Incorporation.	*
3.2	Bylaws.	*

*Incorporated by reference to the Exhibits filed with the Registrant’s registration statement on Form SB-2 on February 17, 2005.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MAJOR CREATIONS INCORPORATED, a

Nevada Corporation

Date: April 25, 2006

By:  /s/ Stanley Major

Name:  Stanley Major

Title:    President, CEO

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